                                                                     EXHIBIT 5.1



                       [LETTERHEAD OF US ONCOLOGY, INC.]



                                 July 7, 2000


US Oncology, Inc.
16825 Northchase Drive, Suite 1300
Houston, Texas 77060

Ladies and Gentlemen:

     I have acted as counsel for US Oncology, Inc., a Delaware corporation (the "Company"), in connection with the registration of up to an aggregate of 227,560 (the "Shares") of Common Stock, par value $.01 per share, of the Company ("Common Stock"), to be sold by Capitol District Oncology, P.C. as described in the Company's Registration Statement on Form S-3, filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended ("Registration Statement"). In such capacity, I have familiarized myself with the Certificate of Incorporation, as amended to date, and Bylaws of the Company, as amended to date, and have examined all statutes and other records, instruments and documents pertaining to the Company that I have deemed necessary to examine for the purposes of this opinion.

     Based upon my examination as aforesaid, I am of the opinion that:

     1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware; and

     2. The Shares duly authorized, validly issued, fully paid and nonassessable shares of Common Stock.


     I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of our name in the Registration Statement at each place in which it appears.

                              Sincerely,

                              /s/ Phillip H. Watts
                              --------------------
                              Phillip H. Watts
                              General Counsel